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                                                                    Exhibit 99.1

Contacts
Applied Biosystems
Media                                             Investors
Ana Kapor                                         Linda Greub
650.638.6227                                      650.554.2349
Ana.Kapor@appliedbiosystems.com                   greublm@appliedbiosystems.com

European Media & Investors
David Speechly, Ph.D.
(+44) 207.868.1642
speechdp@eur.appliedbiosystems.com


FOR IMMEDIATE RELEASE

               APPLIED BIOSYSTEMS ANNOUNCES EXPANDED AUTHORIZATION
                              TO REPURCHASE SHARES

FOSTER CITY, CA - August 28, 2003 - Applied Biosystems Group (NYSE:ABI), an Applera Corporation business, today announced that the Applera Board of Directors has authorized the repurchase of up to $200 million in Applera Corporation-Applied Biosystems Group Common Stock. This authorization supplements the Group's existing authority to replenish shares issued under its employee stock benefit plans. The new authorization has no time restrictions and delegates to company management discretion to purchase shares at times and prices it deems appropriate through open market purchases, privately negotiated transactions, tender offers, exchange offers, or otherwise. The action is supported by the Group's cash balance of $601.7 million as of June 30, 2003.

About Applera Corporation and Applied Biosystems
Applera Corporation comprises two operating groups. The Applied Biosystems Group develops and markets instrument-based systems, reagents, software, and contract services to the life science industry and research community. Customers use these tools to analyze nucleic acids (DNA and RNA), small molecules, and proteins to make scientific discoveries, develop new pharmaceuticals, and conduct standardized testing. Applied Biosystems is headquartered in Foster City, CA, and reported sales of $1.7 billion during fiscal 2003. The Celera Genomics Group (NYSE:CRA), located in Rockville, MD, and South San Francisco, CA, is engaged principally in integrating advanced technologies to discover and develop new therapeutics. Celera intends to leverage its proteomic, bioinformatic, and genomic capabilities to identify and validate drug targets, and to discover and develop new therapeutics. Its Celera Discovery SystemSM online platform, marketed exclusively through the Applied Biosystems Knowledge Business, is an integrated source of information based on the human genome and other biological and medical sources. Celera Diagnostics, a 50/50 joint venture between Applied Biosystems and Celera Genomics, is focused on discovery, development, and commercialization of novel diagnostic products. Information about Applera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available at http://www.applera.com, or by telephoning 800.762.6923. Information about Applied Biosystems is available at http://www.appliedbiosystems.com.


Copyright(C)2003. Applera Corporation. All rights reserved.